Exhibit 99.1

April 1, 2021

PACIFIC WESTERN BANK ANNOUNCES AGREEMENT TO ACQUIRE HOMEOWNERS ASSOCIATION Services Division FROM MUFG UNION BANK, N.A.

FOR IMMEDIATE RELEASE
LOS ANGELES, CALIFORNIA

PacWest Bancorp (Nasdaq: PACW) (“PacWest”) announced today that its wholly-owned banking subsidiary, Pacific Western Bank (the “Bank”), has entered into a definitive agreement to acquire MUFG Union Bank, N.A.’s (“Union Bank”) Homeowners Association (“HOA”) Services Division. The HOA Services Division provides a full range of banking services to community management companies and their homeowners associations. This acquisition will significantly expand the Bank’s existing HOA banking practice, which provides lockbox, electronic receivables processing and other financial services to HOA management companies.

The Bank will acquire certain assets and assume certain liabilities related to Union Bank’s HOA Services Division for a premium of 5.9% on deposits plus the net book values of certain assumed assets and liabilities for cash consideration of approximately $250 million. The final consideration will be based on balances at closing.

“We are very pleased to announce this acquisition, which we believe will significantly enhance our position catering to the specialized banking needs of community management companies and the HOA clients they serve,” said Matt Wagner, PacWest’s President and CEO. “This HOA business, under the continuing leadership of Kimberly Siebler and her team, will provide Pacific Western Bank with what we believe is a robust HOA banking services technology platform and an experienced and accomplished team in an important niche market segment.”

Union Bank’s HOA Services Division is a long-time provider of specialized HOA banking services to a national base of clients with approximately $4 billion in deposits. The existing management team and employees will transition with the HOA Services Division to the Bank in connection with the close of the acquisition, which is expected to occur in the fourth quarter of 2021, subject to regulatory approvals and customary closing conditions.

This acquisition advances the Bank’s strategy to expand its product offerings to its customers and to diversify its revenue and funding sources. Management believes that the HOA business unit’s high quality, low-cost deposits will diversify the Bank’s existing core deposits and provide an attractive funding source in a rising interest rate environment.

Piper Sandler & Co. acted as financial advisor to PacWest in the transaction. Holland & Knight LLP served as legal counsel to the Bank and PacWest. Keefe, Bruyette & Woods, Inc., a Stifel Company, acted as financial advisor to Union Bank. Pillsbury Winthrop Shaw Pittman LLP served as legal counsel to Union Bank.

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with over $29 billion in assets headquartered in Los Angeles, California, with an executive office in Denver, Colorado, with one wholly-owned banking subsidiary, Pacific Western Bank (the “Bank”). The Bank has 70 full-service branches located in California, one branch located in Durham, North Carolina, and one branch located in Denver, Colorado. The Bank provides community banking products including lending and comprehensive deposit and treasury management services to small and medium-sized businesses conducted primarily through our California-based branch offices and Denver, Colorado branch office. The Bank offers national lending products including asset-based, equipment, and real estate loans and treasury management services to established middle-market businesses on a national basis. The Bank also offers venture banking products including a comprehensive suite of financial services focused on entrepreneurial and venture-backed businesses and their venture capital and private equity investors, with offices located in key innovative hubs across the United States. For more information about PacWest Bancorp or Pacific Western Bank, visit www.pacwest.com.

FORWARD LOOKING STATEMENTS

This communication contains certain forward-looking information that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 about PacWest, the Bank, Union Bank’s HOA Services Division and the proposed acquisition. Statements that are not historical or current facts, including statements about future financial and operational results, expectations, or intentions are forward-looking statements. Such statements are based on information available at the time of the communication and are based on current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and contingencies, many of which are beyond the control of PacWest, the Bank and Union Bank. Such risks and uncertainties include, but are not limited to, the following factors: the expected synergies and other financial benefits from the acquisition might not be realized within the expected time frames or at all, regulatory approvals of the acquisition may not be obtained or adverse regulatory conditions may be imposed in connection with regulatory approvals of the acquisition, conditions to the closing of the acquisition may not be satisfied, and the loss of customers and/or personnel may adversely impact the financial benefits of the acquisition. The COVID-19 pandemic is adversely affecting PacWest, its employees, customers and third-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity and prospects is uncertain. The length of the COVID-19 pandemic and the severity of its impact on key macro-economic indicators such as unemployment and GDP may have a material impact on our allowance for credit losses and related provision for credit losses. Continued deterioration in general business and economic conditions could adversely affect PacWest’s revenues and the values of its assets, including goodwill, and liabilities, lead to a tightening of credit, and increase stock price volatility. In addition, PacWest’s results could be adversely affected by changes in interest rates, sustained high unemployment rates, deterioration in the credit quality of its loan portfolio or in the value of the collateral securing those loans, deterioration in the value of its investment securities, the magnitude of individual loan losses on security monitoring loans, and legal and regulatory developments. Actual results may differ materially from those set forth or implied in the forward-looking statements due to a variety of factors, including the risk factors described in documents filed by PacWest with the U.S. Securities and Exchange Commission.

We are under no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACTS

Matthew P. Wagner President and CEO 303.802.8900	Bart R. Olson Executive Vice President and CFO 714.989.4149	William J. Black Executive Vice President Strategy and Corporate Development 919.597.7466